Exhibit 10.12

NON QUALIFIED STOCK OPTION AGREEMENT dated as of August     , 2004 (the “Grant Date”), between BHI ACQUISITION CORP., a Delaware corporation (the “Company”), and the optionee identified on the signature page attached hereto (the “Optionee”).

WHEREAS, the Company, acting through the Committee (as defined in the Company’s 2004 Stock Incentive Plan (the “Plan”)) with the consent of the Company’s Board of Directors (the “Board”) has granted to the Optionee, effective as of the date of this Agreement, an option under the Plan to purchase a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Optionee upon request. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

Section 2. Option; Option Price. On the terms and subject to the conditions of the Plan and this Agreement, the Optionee shall have the option (the “Option”) to purchase Shares pursuant to Tranche A options (“Tranche A Options”) and Tranche B options (“Tranche B Options”) at the price per Share (the “Option Price”) and in the amounts set forth on the signature page hereto. Payment of the Option Price may be made in any manner specified by Section 8.1 of the Plan. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Code. Except as otherwise provided in Section 7 of this Agreement, the Option shall remain exercisable as to all Vested Options (as defined in Section 4) until the expiration of the Option Term (as defined in Section 3).

Section 3. Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall have sooner been terminated in accordance with the terms of the Plan (including, without limitation, Article IX of the Plan) or this Agreement.

Section 4. Vesting. Except as otherwise set forth in Section 7, the Options shall become non-forfeitable (any Options that shall have become non-forfeitable pursuant to Section 4, the “Vested Options”) and shall become exercisable according to the following provisions:

(a) Tranche A Options. Twenty-percent (20%) of the Tranche A Options shall become Vested Options and shall become exercisable on each of the first five anniversaries of the Grant Date. In the event of a Sale of the Company, each Tranche A Option which has not theretofore become a Vested Option pursuant to the immediately preceding sentence shall vest in full on the first anniversary of the consummation of such Sale of the Company; provided, that in the event of a termination of employment by the Company or its Affiliates without Cause, by the Optionee with Good Reason or upon his or her death or Disability, at any time during the 12 month period following the consummation of such Sale of the Company, all unvested Tranche A Options shall become fully vested and exercisable as of the date of such termination of employment. Following a Sale of the Company, upon exercise of each Tranche A Option, the Optionee shall receive the same consideration per Share as is received by the Investor in connection with such Sale of the Company (as the same may be further adjusted following such Sale of the Company pursuant to Section 7.1 of the Plan) and it being understood that the Option Price shall not change solely by reason of such Sale of the Company.

(b) Tranche B Options. All of the Tranche B Options shall become Vested Options on the eighth anniversary of the date hereof; provided, however, that in the event a Sale of the Company shall occur prior thereto and in connection with such Sale of the Company, the Investor IRR equals or exceeds 15% (a “Tranche B Sale of the Company”), then, on the date occurring six months following the consummation of such Tranche B Sale of the Company (such date, as it may be adjusted in the event of termination of employment by the Company or its Affiliates without Cause, by the Optionee with Good Reason or upon his or her death or Disability, the “Tranche B Vesting Determination Date”), the Tranche B Options will vest based upon the Vested Percentages set forth in the table below, with the percentage of vesting to be determined by reference to whether the Company’s highest actual EBITDA during any fiscal year prior to such Sale of the Company exceeds one or more of the FY EBITDA Targets set forth in the table below:

FY EBITDA Target	Vested Percentage
$180 million	25%
$200 million	50%
$220 million	75%
$240 million	100%;

provided, further, however, that in the event that the Investor IRR in connection with any such Tranche B Sale of the Company equals or exceeds 25%, then all Tranche B Options shall become Vested Options on the Tranche B Vesting Determination Date. In the event of termination of employment by the Company or its Affiliates without Cause, by Optionee with Good Reason or upon the death or Disability of the Optionee, during the six-month period following the consummation of such Tranche B Sale of the Company, then the Tranche B Options shall vest in accordance with the immediately preceding sentence as of the date of such termination of employment, and notwithstanding anything contained herein to the contrary, such date shall constitute the “Tranche B Vesting Determination Date” for all purposes under this Agreement. On and after the Tranche B Vesting Determination Date, upon exercise of each Tranche B Option, the Optionee shall receive the same consideration per Share as is received by the Investor in connection with such Tranche B Sale of the Company (as the same may be further adjusted following such Tranche B Sale of the Company pursuant to Section 7.1 of the Plan) and it being understood that the Option Price shall not change solely by reason of such Tranche B Sale of the Company. For purposes hereof, (i) “EBITDA” for any period, shall mean consolidated net income (loss), plus extraordinary losses, less extraordinary gains, plus income taxes, plus interest expenses, plus depreciation and amortization expenses, for such period, all of which amounts, as well as the method of calculation, may be subject to appropriate adjustment for non-recurring items by the majority of the Board in its sole discretion, and (ii) “Good Reason” shall have the meaning ascribed thereto in the Investor Rights Agreement. In connection with any sale by the Company or any of its Subsidiaries of any assets after the date hereof, or in connection with the acquisition of any business after the date hereof, the Board may make such adjustments (if any) to the FY EBITDA Targets set forth in the table above as it determines to be necessary or advisable in the circumstances to preserve the intended level of performance targets, incentives and benefits with respect to the Tranche B Options.

(c) Except as set forth in Section 4(a) and 4(b) above, each Option shall cease vesting as of the time that the Optionee’s employment with the Company and/or its Subsidiaries is terminated for any reason and no Option which is not a Vested Option as of such time shall become a Vested Option thereafter. All decisions by the Committee with respect to any calculations pursuant to this Section (absent manifest error) shall be final and binding on the Optionee.

(d) In the event of an initial Public Offering, the Options shall continue to become Vested Options at such times as provided in this Section 4.

Section 5. Restriction on Transfer. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and (unless the Optionee becomes subject to a Disability) may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies or becomes subject to a Disability, the Option shall thereafter be exercisable, during the period specified in Section 7 of this Agreement, by his or her executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his or her death or Disability (and after giving effect to any vesting that may occur in connection with such event). The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. If upon the exercise of an Option, the Optionee is not already a party to the Investor Rights Agreement (and the Investor Rights Agreement has not been terminated prior to such date), the Optionee shall deliver to the Company an Adoption Agreement, in form and substance satisfactory to the Board, pursuant to which the Optionee agrees to become a party to the Investor Rights Agreement.

Section 6. Optionee’s Employment. Nothing in this Agreement or in the Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates, as the case may be, in its sole discretion, to terminate the Optionee’s employment or to increase or decrease the Optionee’s compensation at any time.

Section 7. Termination.

(a) Except as otherwise set forth in Section 4, upon a Termination of Relationship of the Optionee for any reason, the Option shall automatically terminate and shall become null and void and be of no further force and effect upon the earliest of:

(i) the tenth anniversary of the Grant Date; or

(ii) the 90th day following the Termination of Relationship (or, in the case of a Termination of Relationship for death or Disability, the first anniversary of the date of such Termination of Relationship).

(b) Except as otherwise provided in the Plan or Section 4(a) or 4(b) of this Agreement, upon a Termination of Relationship, the unvested portion of the Option (i.e., that portion which does not constitute Vested Options) shall terminate.

Section 8. Securities Law Representations. The Optionee acknowledges that the Option and the Shares are not being registered under the Securities Act, based, in part, in reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act, and a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Optionee, by executing this Agreement, hereby makes the following representations to the Company and acknowledges that the Company’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

•	The Optionee is acquiring the Option and, if and when he/she exercises the Option, will acquire the Shares solely for the Optionee’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the shares within the meaning of the Securities Act and/or any applicable state securities laws.

•	The Optionee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Option and the restrictions imposed on any Shares purchased upon exercise of the Option. The Optionee has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to exercise the Option and purchase the Shares. However, in evaluating the merits and risks of an investment in the Shares, the Optionee has and will rely only upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors.

•	The Optionee acknowledges receipt of the Company’s Questions and Answers Regarding Stock Awards (the “Stock Award Q&A”), including the financial information referred to therein.

•	The Optionee acknowledges that to the best of his or her knowledge the Option Price is not less than what the Board has determined to be the fair market value of the Shares.

•	The Optionee is aware that the Option may be of no practical value, that any value it may have depends on its vesting and exercisability as well as an increase in the fair market value of the underlying Shares to an amount in excess of the Option Price, and that any investment in common shares of a closely held corporation such as the Company is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

•	The Optionee understands that any Shares acquired on exercise of the Option will be characterized as “restricted securities” under the federal securities laws, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act, as presently in effect. The Optionee acknowledges receiving a copy of Rule 144 promulgated under the Securities Act, as presently in effect, and represents that he or she is familiar with such rule, and understands the resale limitations imposed thereby and by the Securities Act and the applicable state securities law.

•	The Optionee has read and understands the restrictions and limitations set forth in the Investor Rights Agreement, the Plan and this Agreement.

•	The Optionee has not relied upon any oral representation made to the Optionee relating to the Option or the purchase of the Shares on exercise of the Option or upon information presented in any promotional meeting or material relating to the Option or the Shares, other than the Stock Award Q&A.

•	The Purchaser understands and acknowledges that, if and when he/she exercise the Option, (a) any certificate evidencing the Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) when issued shall bear any legends which may be required by applicable state securities laws, and (b) the Company has no obligation to register the Shares or file any registration statement under federal or state securities laws.

Section 9. Notices. All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:

c/o Borden Chemical, Inc.

180 East Broad Street

Columbus, OH 43215

Facsimile: (614) 225-2108

Attention: Nancy G. Brown, Esq.,

  Vice President and General Counsel

With copies (which shall not constitute notice) to:

BHI Investment LLC

c/o Apollo Management V, L.P.

9 West 57th Street

New York, New York 10019

Facsimile: (212) 515-3264

Attention: Josh Harris; and

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Telecopy: (212) 326-2061

Attention: John J. Suydam, Esq.

If to the Optionee, to him or her at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 10. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 11. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

Section 12. Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Options granted hereby). Notwithstanding the foregoing, the Optionee’s rights under this Agreement and the Plan may not be impaired without the Optionee’s prior written consent.

Section 13. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 15. Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 16. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17. Enforcement. In the event the Company or any Optionee institutes litigation to enforce or protect its rights under this Agreement or the Plan, the party prevailing in any such litigation shall be paid by the non-prevailing party, in addition to all other relief, all reasonable attorneys’ fees, out-of-pocket costs and disbursements relating to such litigation.

Section 18. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Nonqualified Stock Option Agreement as of the date first written above.

BHI ACQUISITION CORP.

By:
Name:
Title:

OPTIONEE

See attached signature page

OPTIONEE

Name:

Residence Address:

Number of Shares of Common Stock subject to Tranche A Options:	_________

Number of Shares of Common Stock subject to Tranche B Options:	_________

Option Price for Tranche A Options and Tranche B Options:	$